Exhibit 4.11

Execution Version

LETTER AGREEMENT

This LETTER AGREEMENT (this “Agreement”), dated as of November 15, 2023, is made by and among Ho Joon Lee and Houngki Kim (the “Company Founders”), Captivision Inc. (FKA Phygital Immersive Limited), a Cayman Islands exempted company limited by shares (“New PubCo”), Jaguar Global Growth Corporation I, a Cayman Islands exempted company limited by shares (“SPAC”), and GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of Korea (the “Company”). The Company Founders, New PubCo, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS the Company, New PubCo, SPAC and Jaguar Global Growth Korea Co., Ltd, a stock corporation (chusik hoesa) organized under the laws of Korea have entered into that certain Business Combination Agreement, dated as of March 2, 2023 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Company Founder Warrants. Subject to and effective as of the Closing, New PubCo shall issue or cause to be issued to the Company Founders, allocated 40% to Ho Joon Lee and 60% to Houngki Kim, a number of the share purchase warrants in the form set forth in Annex A (the “Company Founder Warrants”) such that following the issuance of such Company Founder Warrants to the Company Founders at the Closing, the Company Founder Closing Ownership Stake shall constitute twelve and a half percent (12.5%) of the New PubCo Closing Fully Diluted Capital; provided, that for the purposes of calculating the number of Company Founder Warrants to be issued to Houngki Kim as of the Closing pursuant to this Section 1, such calculation shall be made without giving effect to his sale of 400,000 Company Common Shares during the Interim Period.

2. Entire Agreement; Amendments and Waivers. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed by or on behalf of each of the Parties. A Party may waive compliance with any of the agreements or conditions contained herein for the benefit of such Party only by execution of an instrument in writing signed by or on behalf of such Party.

3. Successors and Assigns. No Party may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this Section 3 shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee. This Agreement shall be binding on, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns.

4. Notices. Any notice, consent or request to be given to a Party in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given to such Party (i) if sent or given to any Party other than a Company Founder, to such party in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement or (ii) if given to a Company Founder, to such Company Founder at the address or e-mail set forth on such Company Founder’s signature page hereto and shall, in each case, be deemed delivered to such Party in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement.

5. Termination. This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing or upon mutual agreement of the Parties. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be of no force and effect from and after such termination. No termination of this Agreement shall relieve any Party from any obligation accruing, or liability resulting from a Willful Breach of this Agreement by such Party occurring prior to such termination or reversion.

6. Further Assurances. Each of the Parties agree to execute and deliver hereafter any further document, agreement or other instrument as may be reasonably necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

7. Miscellaneous. Sections 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction) and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein and shall apply mutatis mutandis to this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY FOUNDERS

HO JOON LEE

By:	/s/ Ho Joon Lee
Name: Ho Joon Lee

Email: hojoon.lee@glaam.co.kr

[Signature Page to Letter Agreement]

HOUNGKI KIM

By:	/s/ Houngki Kim
Name: Houngki Kim

Email:

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAGUAR GLOBAL GROWTH CORPORATION I

By:	/s/ Gary Garrabrant
Name: Gary R. Garrabrant
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GLAAM CO., LTD.

By:	/s/ Keong Rae Kim
Name: Keong Rae Kim
Title: Representative Director

CAPTIVISION INC.

By:	/s/ Ho Joon Lee
Name: Ho Joon Lee
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Annex A

Ordinary Share Purchase Warrant

(See attached)